Exhibit 4.8

SUPPLEMENTAL INDENTURE

dated as of December 13, 2010

among

SPECTRUM BRANDS, INC.,

The Guarantor Party Hereto

and

US BANK NATIONAL ASSOCIATION,

as Trustee

9.500%

Senior Secured Notes due

2018

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of December 13, 2010, among Spectrum Brands, Inc., a Delaware corporation (the “Company”), Seed Resources, L.L.C. (the “Guaranteeing Subsidiary”) and US Bank National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of June 16, 2010 (the “Indenture”), relating to the Company’s 9.500% Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, on December 3, 2010, pursuant to the terms of the Membership Interest Purchase Agreement, dated as of November 26, 2010, by and among United Pet Group, Inc. (“UPG”), the Guaranteeing Subsidiary, and Frank M. Hoogland, solely in his capacity as the Members’ Representative, UPG purchased all of the membership interests of the Guaranteeing Subsidiary and the Guaranteeing Subsidiary became a wholly-owned subsidiary of UPG;

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any newly acquired or created Domestic Subsidiaries to provide Guarantees.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. The Guaranteeing Subsidiary, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 11 thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

SPECTRUM BRANDS, INC., as Issuer

By:	/s/ John T. Wilson
	Name:	John T. Wilson
	Title:	Senior Vice President, Secretary and General Counsel

SEED RESOURCES, L.L.C.

By:	/s/ John T. Wilson
	Name:	John T. Wilson
	Title:	Vice President and Secretary

US BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Wally Jones
	Name:	Wally Jones
	Title:	Vice President